FILED PURSUANT TO RULE 424(b)(3)
                                 REGISTRATION NO. 333-28925

PRICING SUPPLEMENT NO. 78
DATED APRIL 13, 1999 TO
PROSPECTUS DATED JULY 2, 1997
AND PROSPECTUS SUPPLEMENT DATED AUGUST 5, 1997


           AMERICAN GENERAL FINANCE CORPORATION
                MEDIUM-TERM NOTES, SERIES E
                       (FIXED RATE)

        DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount: $10,000,000
Date of Issue:  April 16, 1999

Agent's Discount or Commission:   $32,400
Maturity Date:  April 16, 2004

Net Proceeds to Issuer:   $9,967,600           Interest Rate:  5.82%

Form:   [ X ] Book-Entry                       Cusip No.: 02635PPG2
        [   ] Certificated

Agent: Salomon Smith Barney
Capacity: [  X  ]  Agent
          [     ] Principal

If as Agent:   The Notes are being offered at a fixed initial
public offering price of 100% of Principal Amount.

If as Principal:

[   ]   The Notes are being offered at varying prices related
to prevailing market prices at the time of resale.

[   ]   The Notes are being offered at a fixed initial public
offering price of ______________% of Principal Amount.


We are offering the Notes on a continuing basis through American General Securities Incorporated, Lehman Brothers, Merrill Lynch & Co., J.P. Morgan & Co. and Salomon Smith Barney, as agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase Notes. We may also accept offers to purchase Notes through other agents. See "Plan of Distribution of Notes" in the
accompanying Prospectus Supplement.    On December 23, 1998,
we increased to $1,450,000,000 from $1,000,000,000 the
aggregate principal amount of Medium-Term Notes, Series E authorized to be issued by the Company. To date, including the Notes described by this Pricing Supplement, we have accepted $1,030,992,000 aggregate principal amount of offers to purchase Notes.




Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Notes or determined if the Prospectus, the Prospectus Supplement or this Pricing Supplement is truthful or complete. Any representation to the contrary is a criminal offense.